EXHIBIT 99.1

Genprex Bolsters Board of Directors, Appoints Three Biotechnology and Healthcare Industry Leaders

Board additions will enhance Company’s ability to execute on key corporate initiatives

AUSTIN, Texas — (March 24, 2020) — Genprex, Inc. (“Genprex” or the “Company”) (Nasdaq: GNPX), a clinical-stage gene therapy company developing potentially life-changing technologies for patients with cancer and diabetes, today announced the appointment of three new members to its Board of Directors. The new appointments are designed to strengthen the Company as it executes on its key clinical programs, continues to build its pipeline, and evaluates future license or corporate partnership agreements. The new Board members include Brent Longnecker, Chief Executive Officer of Longnecker & Associates, Jose A. Moreno Toscano, Chief Executive Officer of LFB USA Inc, and William R. (“Will”) Wilson, Jr., Chairman, President and Chief Executive Officer of Wilson Land & Cattle Co.

This strengthening of the Board of Directors closely follows the Company receiving Fast Track Designation from the Food and Drug Administration (FDA) for its lead drug candidate, raising more than $26 million from institutional investors over the last few months, and licensing a new gene therapy drug candidate for diabetes from the University of Pittsburgh. Also, just yesterday, the Company announced that it strengthened its management team by adding two new senior executives, Catherine Vaczy as Executive Vice President and Chief Strategy Officer, and Michael Redman as Executive Vice President and Chief Operating Officer.

“We are honored to have Brent, Jose and Will join our Board in what we believe is a transformational time for our Company,” said Rodney Varner, Chief Executive Officer of Genprex. “Their combined experience in regulatory compliance, business development, clinical trial management, and deal structuring will be invaluable as we continue to our develop gene therapy drug candidates and pursue partnerships for our drug candidates. The addition of these outstanding directors, together with our new senior executive hires and a significantly strengthened balance sheet, puts us in an excellent position to execute our plans.”

Brent Longnecker has more than 30 years of experience in corporate governance, executive compensation, and risk management consulting for public, private, and non-profit organizations. Mr. Longnecker built one of the country’s leading privately-held executive compensation and corporate governance consultancies, serving both domestic and international markets. Mr. Longnecker has deep expertise in healthcare, energy, real estate, manufacturing, and financial companies, regularly consulting with boards of directors, CEOs, key executives, and advisors in many major industries. He is a prolific author on the subjects of executive compensation and corporate governance.

Jose A. Moreno Toscano brings to the Company over 20 years of experience in the pharmaceutical and biotechnology industries, building, developing and transforming organizations. Mr. Moreno Toscano has a successful track record of identifying and capitalizing on opportunities to drive exponential revenue growth and market expansion, revitalizing underperforming operations and establishing foundations for successful start-up operations. His experience includes strategic planning, corporate restructuring, business development, M&A, investor relations, and general management.

William R. Wilson, Jr. has more than 40 years of experience as an attorney, with legal experience spanning health care regulation, biotechnology, clinical trial management, nursing home licensing and regulation, physician accreditation, securities, corporate governance, and contractual matters. He previously served as Judge of the 250th District Court of Travis County, Texas, where he presided over civil litigation, as well as Assistant District Attorney for Dallas County, Texas.

About Genprex, Inc.

Genprex, Inc. is a clinical-stage gene therapy company developing potentially life-changing technologies for patients with cancer and other serious diseases. Genprex’s technologies are designed to administer disease-fighting genes to provide new treatment options for large patient populations with cancer and other serious diseases who currently have limited treatment options. Genprex works with world-class institutions and collaborators to in-license and develop drug candidates to further its pipeline of gene therapies in order to provide novel treatment approaches for patients with cancer and other serious diseases. The Company’s lead product candidate, Oncoprex™, is being evaluated as a treatment for non-small cell lung cancer (NSCLC). Oncoprex has a multimodal mechanism of action that has been shown to interrupt cell signaling pathways that cause replication and proliferation of cancer cells; re-establish pathways for apoptosis, or programmed cell death, in cancer cells; and modulate the immune response against cancer cells. Oncoprex has also been shown to block mechanisms that create drug resistance. In January 2020, the U.S. Food and Drug Administration granted Fast Track Designation for Oncoprex immunogene therapy for NSCLC in combination therapy with osimertinib (AstraZeneca’s Tagrisso®). For more information, please visit the Company’s web site at www.genprex.com or follow Genprex on Twitter, Facebook and LinkedIn.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the effect of Genprex’s product candidates, alone and in combination with other therapies, on cancer and diabetes, regarding potential, current and planned clinical trials, regarding our possible commercial partnerships and regarding our financial resources. Risks that contribute to the uncertain nature of the forward-looking statements include the presence and level of the effect of our product candidates, alone and in combination with other therapies, on cancer and diabetes; the timing and success of our clinical trials and planned clinical trials of Oncoprex™, alone and in combination with targeted therapies and/or immunotherapies, and whether our other potential product candidates, including our gene therapy in diabetes, advance into clinical trials; our ability to enter into strategic partnerships and the success of those partnerships; the timing and success of obtaining FDA approval of Oncoprex™ and our other potential product candidates; and the extent and duration of the current and future economic challenges we may face. These and other risks and uncertainties are described more fully under the caption “Risk Factors” and elsewhere in our filings and reports with the United States Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Genprex, Inc.

(877) 774-GNPX (4679)

Investor Relations

GNPX Investor Relations

(877) 774-GNPX (4679) ext. #2

investors@genprex.com

Media Contact

Genprex Media Relations

Kalyn Dabbs

(877) 774-GNPX (4679) ext. #3

media@genprex.com